Exhibit 99.1

4602 East Thomas Road Phoenix, Arizona 85018 Telephone: (602) 437-5400 Fax: (602) 437-1681

FOR IMMEDIATE RELEASE	Investor Contact: Neil Berkman Associates (310) 826-5051 info@BerkmanAssociates.com	Company Contact: Bradley E. Larson Chief Executive Officer www.meadowvalley.com
Meadow Valley First Quarter Net Income Increased 75.5% to $0.18 Per Share
Construction Services Revenue Increased 48.0% and Total Revenue Increased 16.4%
Construction Services Backlog Increased 54.2%
     PHOENIX, ARIZONA, May 8, 2008 . . . MEADOW VALLEY CORPORATION (NASDAQ:MVCO) today announced a 75.5% increase in net income for the first quarter of 2008 versus the first quarter of 2007, driven by 48.0% growth in construction services revenue. Construction services backlog increased 54.2% to $139.1 million at March 31, 2008 versus backlog of $90.2 million at March 31, 2007. Meadow Valley was awarded approximately $57.2 million in additional construction service contracts in April 2008.
     “Growth in our construction services revenue and backlog reflects continued strength in public works activity in our market. Increased bonding capacity compared to last year has allowed us to benefit from these market conditions by bidding on, and winning, more work. Our solid gross margin in construction services shows that we have been preparing quality estimates and our project management teams have been effectively focusing on the cost side as we build out the projects day to day. This performance has helped offset housing-related weakness in our construction materials business,” said Chief Executive Officer Bradley Larson.
First Quarter Results
     For the three months ended March 31, 2008, consolidated revenue increased 16.4% to $49.7 million compared to $42.6 million for the three months ended March 31, 2007.
     Construction services revenue increased 48.0% to $33.6 million compared to $22.7 million a year earlier, reflecting scheduled progress on the larger value of highway construction projects underway in the first quarter of 2008 versus the same period last year.
     Construction materials revenue for the first quarter of 2008 decreased 20.4% to $15.7 million compared to $19.7 million for the first quarter of 2007, primarily reflecting weakness in residential construction in Meadow Valley’s primary Phoenix and Las Vegas metropolitan market, and the resulting pressure on average unit sales price as competitors vie for a smaller volume of work.
     Consolidated gross margin was 7.0% of revenue for the first quarter of 2008 compared to 9.3% for the first quarter of 2007. Construction services gross margin was 10.0% for the first quarter of 2008 compared to 8.4% for the first quarter of 2007. Construction materials gross margin was 0.0% for the first quarter of 2008 compared to 10.7% for the first quarter of 2007.
     General and administrative expenses decreased to $2.5 million for the first quarter of 2008 compared to $3.0 million for the first quarter 2007.
     At March 31, 2008, Meadow Valley owned 2,645,212 shares, or approximately 69%, of the outstanding common stock of Ready Mix, Inc. (AMEX:RMX). Accordingly, RMI’s operating results are consolidated in Meadow Valley’s financial statements for financial reporting purposes.
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Meadow Valley First Quarter Net Income Increased 75.5% to $0.18 Per Share
May 8, 2008
Page Two
     Net income after minority interest for the first quarter of 2008 was $0.9 million, or $0.18 per diluted share. This compares to net income after minority interest for the first quarter of 2007 of $0.5 million, or $0.10 per diluted share.
Balance Sheet Highlights
     At March 31, 2008, Meadow Valley reported working capital of $23.9 million, including cash, cash equivalents and restricted cash of $29.7 million. At December 31, 2007, working capital was $23.0 million, including cash, cash equivalents and restricted cash of $28.5 million. Shareholders’ equity increased to $35.7 million at March 31, 2008 compared to $34.5 million at December 31, 2007.
Conference Call
     Meadow Valley has scheduled a conference call today at 11:00 a.m. EDT. To participate in the call, dial (212) 231-2900 and ask for the Meadow Valley conference call, reservation #21381413. A simultaneous webcast of the conference call may be accessed online at the Investor Information link of www.meadowvalley.com. A replay will be available after 2:00 p.m. EDT at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation # 21381413 after 1:00 p.m. EDT.
About Meadow Valley
     Meadow Valley Corporation, based in Phoenix, Arizona, is engaged in the construction industry as both a contractor and a supplier of construction materials. The Company’s construction services segment specializes in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways, primarily in Nevada and Arizona. The Company’s construction materials operations provide concrete and gravel products primarily to other contractors. The Company’s materials operations are concentrated in southern Nevada and Arizona.
Forward-Looking Statements
     Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products and services, the timing of new orders and contract awards, the Company’s ability to successfully win contract bids, the impact of competitive products and pricing, excess or shortage of production capacity, bonding capacity and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, except as may be required by law.
(tables attached)
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MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended
	March 31,
	2008	2007
Revenue:
Construction services	$33,632,729	$22,723,694
Construction materials	15,690,411	19,710,557
Construction materials testing	331,950	214,424

Total revenue	49,655,090	42,648,675

Cost of revenue:
Construction services	30,257,582	20,812,675
Construction materials	15,693,096	17,609,543
Construction materials testing	224,869	273,487

Total cost of revenue	46,175,547	38,695,705

Gross profit	3,479,543	3,952,970
General and administrative expenses	2,500,209	3,016,976

Income from operations	979,334	935,994

Other income (expense):
Interest income	264,883	369,283
Interest expense	(34,696)	(78,264)
Other income (expense)	(66,971)	101,705

	163,216	392,724

Income before income taxes and minority interest in consolidated subsidiary	1,142,550	1,328,718
Income tax expense	(411,264)	(471,793)

Income before minority interest in consolidated subsidiary	731,286	856,925
Minority interest in consolidated subsidiary	198,774	(327,031)

Net income	$930,060	$529,894

Basic net income per common share	$0.18	$0.10

Diluted net income per common share	$0.18	$0.10

Basic weighted average common shares outstanding	5,149,367	5,120,296

Diluted weighted average common shares outstanding	5,300,838	5,295,852

MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2008	2007
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$29,290,354	$28,146,028
Restricted cash	375,870	327,886
Accounts receivable, net	37,847,354	28,565,983
Prepaid expenses and other	2,431,319	2,973,664
Inventory, net	1,331,078	1,232,478
Costs and estimated earnings in excess of billings on uncompleted contracts	301,235	567,013
Note receivable	111,932	110,824
Deferred tax asset	638,163	580,103

Total current assets	72,327,305	62,503,979
Property and equipment, net	35,742,247	36,173,373
Refundable deposits	328,708	186,508
Note receivable, less current portion	396,134	424,536
Claims receivable	2,463,880	2,463,880

Total assets	$111,258,274	$101,752,276

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$19,768,275	$15,288,168
Accrued liabilities	4,992,249	6,907,633
Notes payable	4,217,637	4,216,498
Obligations under capital leases	76,043	102,100
Income tax payable	456,800	1,770,786
Billings in excess of costs and estimated earnings on uncompleted contracts	18,959,456	11,248,107

Total current liabilities	48,470,460	39,533,292
Notes payable, less current portion	11,826,360	12,269,017
Obligations under capital leases, less current portion	—	—
Deferred tax liability	2,610,836	2,610,836

Total liabilities	62,907,656	54,413,145

Commitments and contingencies
Minority interest in consolidated subsidiary	12,613,628	12,812,403

Stockholders’ equity:
Preferred stock — $.001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock — $.001 par value; 15,000,000 shares authorized, 5,163,004 and 5,148,404 issued and outstanding	5,163	5,148
Additional paid-in capital	20,602,302	20,322,115
Capital adjustments	(799,147)	(799,147)
Retained earnings	15,928,672	14,998,612

Total stockholders’ equity	35,736,990	34,526,728

Total liabilities and stockholders’ equity	$111,258,274	$101,752,276